Exhibit 21.1

List of Subsidiaries

The Company has the following subsidiaries:

  Goodwill Rich International Limited, a Hong Kong company
  Dalian Fusheng Consulting Co. Ltd., a PRC company
  Rongcheng Zhuoda Trading Company, Ltd. (located in Rongcheng City, Shandong Province, and established in September 2009 under the laws of the PRC).
  Shanghai Fusheng Petrochemical Company, Ltd.
  Rongcheng Mashan Xingyuan Ltd.
  Suzhou Fusheng Petrochemical Company, Ltd. (located in Suzhou City, Jiangsu Province, and established in December 2011 under the laws of the PRC).
  Donggang Xingyuan Marine Fuel Company, Ltd. located in Dandong City, Liaoning Province, and established in April 2008 under the laws of the PRC).
  Tianjin Hailong Petrochemical Company, Ltd. (located in Tianjin City, and established in April 2010 under the laws of the PRC).
  Shenzhen Shengfu Petrochemical Company, Ltd.
  Shandong Xifa Petrochemical Company, Ltd. (located in Zibo City, Shandong Province, and established in November 2010 under the laws of the PRC).
  Dalian Xifa Petrochemical Company, Ltd. (located in Dalian City, Liaoning Province, and established in June 2010 under the laws of the PRC).
  Shangdong Shengfu Petrochemical Company, Ltd.
  Wujiang Xinlang Petrochemical Company, Ltd. (located in Wujiang City, Jiangsu Province, and established in April 1998 under the laws of the PRC).
  Dalian Xingyuan Marine Bunker Company, Ltd.
  Xiangshan Yongshi Nanlian Petrol Company, Ltd. (located in Xiangshan City, Zhengjiang Province, and established in May 1997 under the laws of the PRC).
  Rongcheng Xinfa Petrol Company, Ltd. (located in Rongcheng City, Shandong Province, and established in September 2007 under the laws of the PRC).